SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                         (Amendment No. 1 )


                         Penton Media, Inc.
                          (Name of Issuer)


                    Common Stock, $.01 par value
                    Title of Class of Securities


                            709668 10 7
                           (CUSIP Number)

           King Harris, 200 South Wacker Drive, Suite 700
            Chicago, Illinois 60606-5802  (312/831-1070)
         (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)


                            May 13, 1999
       (Date of Event which Requires Filing of this Statement)



     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]






                 (Continued on the following pages)







                                  Page 1 of 90

                                 13D
CUSIP No.  709668-10-7 |                                          Page 2 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                       2,346,594
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                       2,346,594
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                      2,346,594
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                    8.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                          Page 3 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Neison Harris Trust f/b/o Neison Harris
|            Trustee:  Neison Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         434,005
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         434,005
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        434,005
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                          Page 4 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The William W. Harris Trust dtd 10/21/75, f/b/o William W. Harris
|            Trustees: Jerome Kahn, Jr., William H. Harris, Roberta Harris,
|            Boardman Lloyd, I.R.S. I.D. No. 36-6610577
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         371,672
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         371,672
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        371,672
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                          Page 5 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King Harris Trust of 1990 f/b/o King W. Harris
|            Trustee:  King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         321,892
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         321,892
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        321,892
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                          Page 6 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Estate of Sidney Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                          Page 7 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Roxanne H. Frank Trust f/b/o Roxanne H. Frank
|            Trustees: Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky
|            I.R.S. I.D. No. 36-6607990
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         267,419
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       267,419
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.9%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                          Page 8 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Virginia H. Polsky Trust f/b/o Virginia H. Polsky
|            Trustees: Jerome Kahn, Jr., Virginia H. Polsky, Jack Polsky
|            I.R.S. I.D. No. 36-6630362
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        226,385
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       226,385
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.8%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 9 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            June Harris Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         265,531
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        265,531
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.9%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 10 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Daniel Meyer Trust f/b/o Daniel Meyer
|            Trustees: Jerome Kahn, Jr., Daniel Meyer
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        31,788
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       31,788
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 11 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Thomas Meyer
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        30,966
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       30,966
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                      0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 12 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jack Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                     2,346,594
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                     2,346,594
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     8.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|______________________________________________________________________________


                                 13D
CUSIP No.  709668-10-7 |                                         Page 13 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o James Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638562
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        25,926
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       25,926
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 14 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jack Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. Identification No. 36-6638583
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        31,560
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       31,560
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 15 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Charles Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638565
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        24,280
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       24,280
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 16 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd11/19/76 f/b/o George Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638563
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        24,207
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       24,207
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 17 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638559
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        19,571
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       19,571
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 18 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 12/29/75 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6616003
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         394
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        394
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 19 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o Jean Polsky
|            Virginia H. Polsky, I.R.S. I.D. No. 36-6550808
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                     3,945
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                    3,945
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 20 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris Trust f/b/o Bette D. Harris
|            Trustee:  Bette D. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                        138,649
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                        138,649
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       138,649
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 21 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        97,214
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        97,214
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       97,214
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 22 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris Trust f/b/o Katherine Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6054377
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                   110,500
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                   110,500
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                  110,500
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                   0.4%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 23 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust A
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         18,954
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        18,954
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 24 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust B
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         18,954
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        18,954
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 25 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust C
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         18,954
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        18,954
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 26 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Nancy Meyer Trust f/b/o Nancy Meyer
|            Trustees:  Nancy Meyer, Jerome Kahn, Jr.
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        22,963
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       22,963
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 27 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris Trust dtd 1/13/59 f/b/o John B. Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. Identification No. 36-6055108
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         10,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         10,000
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        10,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 28 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Charles H. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          2,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          2,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         2,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 29 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Kelly L. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          2,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          2,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         2,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 30 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Alan H. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          2,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          2,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         2,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 31 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Laurie B. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          2,900
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          2,900
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         2,900
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 32 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris Children's Trust
|            Trustees: Katherine Harris, Robert L. Barrows, Denise Saul
|            I.R.S. I.D. No. 36-6641457
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         65,881
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         65,881
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        65,881
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 33 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Charles H. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         6,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         6,000
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        6,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 34 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Kelly L. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         6,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         6,000
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        6,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 35 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Alan H. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          6,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          6,000
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         6,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 36 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Laurie B. Paul
|            Trustees: King W. Harris, Katherine Harris
|            I.R.S. I.D. No. 36-6641235
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          6,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          6,000
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         6,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 37 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Pam F. Szokol Trust f/b/o Pam F. Szokol
|            Trustees: Pam F. Szokol, King W. Harris
|            I.R.S. I.D. No. 36-6705615
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         15,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         15,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        15,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 38 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William J. Friend Trust f/b/o William J. Friend
|            Trustees: William J. Friend, King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         70,826
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         70,826
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        70,826
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 39 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Scott C. Friend Trust f/b/o/ Scott C. Friend
|            Trustees: Scott C. Friend and King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    39,734
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                    39,734
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   39,734
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 40 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            John B. Harris 1998 Trust f/b/o John B. Harris
|            Trustees: John B. Harris and King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                     7,500
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                     7,500
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                    7,500
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 41 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris, Custodian for Charles H. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                     5,651
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                     5,651
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                    5,651
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 42 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris, Custodian for Kelly L. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                     5,455
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                     5,455
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                    5,455
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 43 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ William J. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         17,394
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         17,394
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        17,394
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 44 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Pam F. Szokol
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         38,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         38,000
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        38,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________


                                 13D
CUSIP No.  709668-10-7 |                                         Page 45 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Scott C. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         48,085
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         48,085
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        48,085
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________


                                 13D
CUSIP No.  709668-10-7 |                                         Page 46 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o John B. Harris
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        133,454
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        133,454
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       133,454
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 47 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Charles H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          35,200
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          35,200
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         35,200
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 48 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Kelly L. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          35,200
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          35,200
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         35,200
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 49 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Alan H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          33,600
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          33,600
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         33,600
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 50 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Laurie B. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          33,600
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          33,600
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         33,600
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 51 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Mary Ann Barrows Wark
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         68,642
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        68,642
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 52 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Patricia Barrows Rosbrow
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                        39,500
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                       39,500
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 53 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Donna E. Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         76,703
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        76,703
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 54 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Robert L. Barrows
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         83,977
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        83,977
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 55 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ of Mildred Harris f/b/o Patricia Barrows Rosbrow
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124082
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         4,797
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        4,797
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than .1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 56 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ Mildred Harris f/b/o William H. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124080
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         3,801
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        3,801
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1 %
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 57 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jerome Kahn, Jr. Revocable Trust
|            Trustee: Jerome Kahn, Jr.
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                       2,346,594
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                      2,346,594
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     8.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  0709668-10-7 |                                        Page 58 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving Harris Foundation, William W. Harris, President
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                       0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                  17,997
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                       0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                       0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                 17,997
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  0709668-10-7 |                                       Page 59 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Joan W. Harris Revocable Trust
|            Trustee:  Joan W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    28,000
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                        0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   28,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 60 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Harris Foundation, Irving B. Harris, Chairman
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    81,807
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   81,807
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 61 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Benjamin Harris Investment Trust
|            Trustees:  William W. Harris, Benjamin Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                      2,437
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                     2,437
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 62 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o Benjamin Harris
|            Trustee:  William W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                      1,578
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                    1,578
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 63 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o David Harris
|            Trustee:  William W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                     1,578
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                    1,578
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 64 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 11/19/76 f/b/o Benjamin Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    54,661
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   54,661
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 65 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 11/19/76 f/b/o David Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    54,361
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   54,361
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 66 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 12/29/75 f/b/o Benjamin Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                       789
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                      789
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 67 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 12/29/75 f/b/o David Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                       789
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                      789
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 68 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Dromara Investors L.P.; General partner: Dromara Investments, Inc.;
|          President of Dromara Investments, Inc.:  Jack Polsky
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    98,354
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   98,354
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 69 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Cottage Investments L.P.; General partner: The Cottage Investment
|            Group, Inc., its President:  Jack Polsky
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                    84,409
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                   84,409
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 70 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           371,672
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           371,672
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          371,672
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     1.3%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 71 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          3,945
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         3,945
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     Less than 0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 72 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         596,514
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         596,514
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        596,514
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     2.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

13D
CUSIP No.  709668-10-7 |                                         Page 73 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Neison Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         434,005
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         162,674
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         434,005
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         162,674
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        596,679
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     2.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

13D
CUSIP No.  709668-10-7 |                                         Page 74 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         346,700
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         663,693
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         346,700
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         663,693
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                      1,010,393
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     3.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

13D
CUSIP No.  709668-10-7 |                                         Page 75 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         138,649
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         138,649
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        138,649
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.5%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 76 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Pam F. Szokol
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         15,000
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         15,000
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        15,000
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.1%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No.  709668-10-7 |                                         Page 77 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris Investors, Inc.
|            I.R.S. I.D. No. 36-3488341
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         2,346,594
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         2,346,594
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        2,346,594
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     8.0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     CO
______________________________________________________________________________


                                 13D
CUSIP No.  709668-10-7 |                                         Page 78 of 90
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William J. Friend
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             929
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                          70,826
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             929
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                          70,826
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                         71,755
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0.2%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|____________________________________________________________________________

Item 1.   Security and Issuer

          Common Stock, $.01 par value

          Penton Media, Inc.
          1100 Superior Avenue
          Cleveland, Ohio 44114

Item 2.   Identity and Background

     Parts (a), (b) and (c)-

     Reporting Person

     1.   Irving B. Harris Revocable Trust f/b/o Irving B. Harris; trustee:
Irving B. Harris (Chairman of the Executive Committee and
Director of Pittway Corporation, a manufacturer and distributor of electronic alarm equipment; 200 South Wacker Drive, Chicago,
IL 60606)

     2. Neison Harris Trust f/b/o Neison Harris; trustee: Neison Harris (Chairman of the Board and Director of Pittway Corporation), (Note 1)

     3.   The William W. Harris Trust f/b/o William W. Harris; trustees:
          Jerome Kahn, Jr. (employee of William Harris Investors, Inc. - "WHI", investment advisors), William W. Harris, Roberta Harris and Boardman Lloyd. WHI, a Delaware corporation, is owned by Irving B. Harris, William W. Harris, Virginia H. Polsky and Roxanne H. Frank. The directors and officers are Irving B.
          Harris (director and chairman), Jerome Kahn, Jr. (president and director), Jack R. Polsky (director and executive vice president) Michael S. Resnick (vice president and secretary), Peter E. Martin (vice president), Gary J. Neumayer (treasurer), Michael C. McQuinn (assistant treasurer) and Beth Stephens (assistant treasurer).

     4.   King W. Harris Trust f/b/o King W. Harris; trustee:
          King W. Harris (President and Director of Pittway
          Corporation, 200 South Wacker Drive, Chicago, Il 60606)

     5.   Estate of Sidney Barrows; Special Administrator: June H. Barrows

     6.   The Roxanne H. Frank Trust f/b/o Roxanne H. Frank; trustees:
          Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky.

     7.   The Virginia H. Polsky Trust f/b/o Virginia H. Polsky;
          trustees: Jerome Kahn, Jr., Virginia H. Polsky and Jack
          Polsky.

     8.   June Harris Barrows

     9. Daniel H. Meyer Investment Trust f/b/o Daniel Meyer, President, Union Square Cafe Corporation, 21 E. 16th St., New York,
          New York 10003; trustees: Jerome Kahn, Jr. and Daniel Meyer.

                                   Page 79 of 90
     10. Thomas Meyer Trust f/b/o Thomas Meyer; trustee: Thomas Meyer, teacher, San Mateo Country School District,
          San Mateo, California.

     11.  Jack Polsky Investment Trust f/b/o Jack Polsky;
          trustee: Jack Polsky, William Harris Investors, Inc.

          Virginia H Polsky Trusts dated 11/19/76, trustees: Jerome Kahn, Jr. and Jack Polsky; f/b/o:
     12.  James Polsky
     13.  Jack Polsky
     14.  Charles Polsky
     15.  George Polsky
     16.  Jean Polsky

     17. Virginia H Polsky Trust f/b/o: Jean Polsky, dated 12/29/75; trustees: Jerome Kahn, Jr. and Jack Polsky;

     18   Irving B. Harris Trust f/b/o: Jean Polsky, dated 2/27/74;
          Trustee: Virginia H. Polsky;

     19.  Bette D. Harris Trust f/b/o Bette D. Harris; trustee:
          Bette D. Harris (Note 1)

     20.  Toni H. Paul (Note 1)

     21.  Katherine Harris Trust, f/b/o Katherine Harris;
          trustees: Katherine Harris and King W. Harris (Note 1)

          Trusts dated 1/2/98; trustees: William W. Harris, Jack Polsky and Neison Harris:
     22.  Rosetta W. Harris CL Trust A
     23.  Rosetta W. Harris CL Trust B
     24.  Rosetta W. Harris CL Trust C

     25. Nancy Meyer Trust f/b/o Nancy Meyer; trustees: Nancy Meyer and Jerome Kahn, Jr.

          Bette D. Harris Trusts dated 1/13/59, trustees:
          Katherine Harris and King W. Harris f/b/o (Note 1):
     26.  John B. Harris
     27.  Charles H. Paul
     28.  Kelly L. Paul
     29.  Alan H. Paul
     30.  Laurie B. Paul

     31.  King W. Harris Children's Trust; trustees: Katherine
          Harris, Robert L. Barrows and Denise Saul (Note 1)







                                   Page 80 of 90
          Toni H. Paul Children's Trusts; trustees: King Harris and Katherine Harris f/b/o (Note 1):
     32.  Charles H. Paul
     33.  Kelly L. Paul
     34.  Alan H. Paul
     35.  Laurie B. Paul

     36.  Pam F. Szokol Trust, f/b/o Pam F. Szokol; trustees:
          Pam F. Szokol and King W. Harris (Note 1)

     37. William J. Friend Trust, f/b/o William J. Friend, Assistant to President, Pittway Corporation; trustees: William J. Friend and King W. Harris (Note 1)

     38.  Scott C. Friend Trust, f/b/o Scott C. Friend; trustees:
          Scott C. Friend and King W. Harris (Note 1)

     39.  John B. Harris 1998 Trust, f/b/o John B. Harris; trustees:
          John B. Harris and King W. Harris (Note 1)

          King W. Harris, custodian for  (Note 1) -
     40.  Charles H. Paul
     41.  Kelly L. Paul

          Neison Harris Trust dated 1/12/54; trustees: Katherine
          Harris, King W. Harris and American National Bank and Trust Company of Chicago, f/b/o (Note 1):
     42.  William J. Friend
     43.  Pam F. Szokol
     44.  Scott C. Friend
     45.  John B. Harris
     46.  Charles H. Paul
     47.  Kelly L. Paul
     48.  Alan H. Paul
     49.  Laurie B. Paul

     50.  Mary Ann Barrows Wark

     51.  Patricia Barrows Rosbrow, psychologist

     52.  Donna E. Barrows

     53.  Robert L. Barrows, lawyer, partner in Leonard, Street &
          Deinard, 150 South Fifth Street, Suite 2300,
          Minneapolis, Minnesota 55402

          Trust u/w/ of Mildred Harris; trustees: Irving B. Harris and Neison Harris; f/b/o:
     54.  Patricia Barrows Rosbrow
     55.  William H. Barrows

     56.  Jerome Kahn, Jr. Revocable Trust, trustee: Jerome Kahn, Jr.



                                   Page 81 of 90
     57. Irving Harris Foundation, an Illinois not-for-profit corporation; its directors and officers are Irving B. Harris (vice president and director);
          William W. Harris (president, treasurer and director); Jerome Kahn, Jr. (vice president); Nancy
          Meyer (secretary and director); Boardman Lloyd (director); Roberta H. Harris (director)

     58.  Joan W. Harris Revocable Trust; trustee Joan W. Harris

     59. Harris Foundation, a Minnesota not-for-profit corporation; its directors and officers are Irving B.
          Harris (chairman, treasurer and trustee); Joan W. Harris (president and trustee); William W. Harris (vice president and trustee); Michael S. Resnick (secretary and executive assistant); Daniel Meyer (trustee); Jack R. Polsky (executive assistant); Jerome Kahn, Jr. (executive assistant).

     60.  Benjamin Harris Trust f/b/o Benjamin Harris;
          Trustees:  Benjamin Harris and William W. Harris

          Irving B. Harris Trusts dated 2/27/74;
          Trustee:  William W. Harris f/b/o:
     61.  Benjamin Harris
     62.  David Harris

          William W. Harris Trusts dated 11/19/76; trustees:
          Jerome Kahn, Jr. and Michael S. Resnick, f/b/o:
     63.  Benjamin Harris
     64.  David Harris

          William W. Harris Trusts dated 12/29/75; trustees:
          Jerome Kahn, Jr. and Michael S. Resnick, f/b/o:
     65.  Benjamin Harris
     66.  David Harris

     67.  Dromara Investors L.P., a Delaware limited partnership;
          its general partner is Dromara Investments, Inc., a Delaware S Corporation, whose President is Jack Polsky.

     68. Cottage Investments L.P., a Delaware limited partnership; its general partner is The Cottage Investment Group, Inc., a Delaware S Corporation, whose President is Jack Polsky.


    Note 1: Address is 333 Skokie Boulevard, Suite 114, Northbrook, Illinois 60062-1624.

     Except as otherwise indicated above, (a) the persons named have no principal occupations, and (b) their address is 2 North La Salle Street, Suite 400, Chicago, Illinois 60602-3703.




                                   Page 82 of 90
Irving B. Harris and Neison Harris are brothers and June Barrows is their sister. Joan W. Harris is the aunt of King W. Harris and the wife of Irving B. Harris. William W. Harris is the son of Irving B. Harris, King
W. Harris is the son of Neison Harris, King W. Harris is the uncle of William J. Friend. All of the other persons named herein are either (1) the children, grandchildren or spouses of one of the seven individuals named in this paragraph, or spouses of such children or grandchildren, (2) trusts or custodial accounts for the benefit of such children or grandchildren, or
(3) persons who have granted voting and/or dispositive power to, or are affiliates of, one of the seven individuals named in this paragraph. The custodians and at least one trustee of each trust named herein have either a family or business relationship with one or more of the individuals named in this paragraph. Because of the above described relationships, the persons named in this Item 2 may be deemed to be a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

     (d) During the last five years, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) During the last five years, none of the persons named above has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) Each of the persons named above is a citizen of, or entity organized in, the United States.


Item 3.	  Source and Amount of Funds or Other Consideration

     Not applicable.


Item 4.	  Purpose of Transaction

    On May 7 and May 13, 1999 certain of the persons named in Item 2 sold 1,045,000 shares of Common Stock of Penton Media, Inc. pursuant to a registration statement filed with the Securities and Exchange Commission dated May 7, 1999. The primary purpose of the offering was to diversify investments. Except as reflected in the Registration Statement, the securities of Penton are held as an investment. Mr. King Harris, Mr. William J. Friend and Ms. Joan W. Harris are directors of Penton Media, Inc. ("Penton") and may at any time, either as directors or as stockholders acting independently or in concert with other reporting persons herein, exercise any of the prerogatives of directors or stockholders, including, but not limited to, seeking the sale or transfer of a material amount of assets of Penton or any of its subsidiaries, extraordinary corporate transactions involving Penton or any of its subsidiaries, changes in the present board of directors or management of Penton, and other material changes in Penton's business or corporate structure.

                                   Page 83 of 90
     Such reporting persons expect that Penton may consider the acquisition of other businesses similar to, or different from, those in which it is now engaged. Such persons have no present plans or proposals which relate to or would result in the acquisition or disposition by any person of any material amount of securities of Penton. However, on May 18, 1999, Penton entered into an agreement to acquire another business media company for cash and approximately 2.1 million shares of Penton Common Stock.


Item 5.	Interest in Securities of the Issuer

    (a) and (b) The aggregate number of outstanding shares of Common
Stock of Penton which may be deemed to be beneficially owned within the meaning of Section 13(d) by the persons named in Item 2 is 4,093,665 common shares, constituting 14.0% of such outstanding shares (13.1% if the pending acquisition mentioned in Item 4 above is completed).

     The following table lists the number of Common shares directly owned by each of the persons named in Item 2 (designated by the number corresponding to such name in Item 2) and the related percentage of outstanding shares.


                    Number              Per Cent of
     Person         of Shares           Outstanding Shares

      1.            307,087                   1.1%
      2.            434,005                   1.5
      3.            296,813                   1.0
      4.            341,200                   1.2
      5.                  0
      6.            267,419                    .9
      7.            226,385                    .8
      8.            265,531                    .9
      9.             31,788                    .1
     10.             30,966                    .1
     11.              6,008                     *
     12.             25,926                    .1
     13.             31,560                    .1
     14.             24,280                    .1
     15.             24,207                    .1
     16.             19,571                    .1
     17.                394                     *
     18.              3,945                     *
     19.            138,649                    .5
     20.             97,214                    .3
     21.            110,500                    .4
     22.             18,954                    .1
     23.             18,954                    .1
     24.             18,954                    .1




                                   Page 84 of 90
                    Number              Per Cent of
     Person         of Shares           Outstanding Shares

     25.             22,963                    .1%
     26.             10,000                     *
     27.              2,900                     *
     28.              2,900                     *
     29.              2,900                     *
     30.              2,900                     *
     31.             65,881                    .2
     32.              6,000                     *
     33.              6,000                     *
     34.              6,000                     *
     35.              6,000                     *
     36.             15,000                    .1
     37.             71,755                    .2
     38.             39,734                    .1
     39.              7,500                     *
     40.              2,800                     *
     41.              2,700                     *
     42.             17,394                    .1
     43.             38,000                    .1
     44.             48,085                    .2
     45.            133,454                    .5
     46.             35,200                    .1
     47.             35,200                    .1
     48.             33,600                    .1
     49.             33,600                    .1
     50.             68,642                    .2
     51.             39,500                    .1
     52.             76,703                    .3
     53.             83,977                    .3
     54.              4,797                     *
     55.              3,801                     *
     56.                709                    .2
     57.             17,997                    .5
     58.             28,000                    .3
     59.             81,807                    .3
     60.              2,437                    .4
     61.              1,578                    .1
     62.              1,578                     *
     63.             54,661                     *
     64.             54,361                     *
     65.                789                     *
     66.                789                    .1
     67.             98,354                     *
     68.             84,409                     *
     Total        4,093,665                  14.0%

     *Less than one-tenth of one percent





                                   Page 85 of 90
     In addition to shares shown in the foregoing table as being directly owned, certain persons named in Item 2 also have or may be deemed to have sole power to vote or direct the vote and to dispose or direct the disposition of shares owned by other persons named herein by virtue of being a sole stockholder, custodian or trustee, or having a business relationship with custodians or trustees. In addition, such persons have or may be deemed to have shared voting and dispositive power over shares owned by other persons named herein by virtue of being co-trustee or holding power of attorney. The following table lists the individuals having such voting and dispositive powers and the other persons (designated by the number corresponding to such name in Item 2 with respect to which such powers are held:

Investment power         Sole voting and           Shared voting and
   held by               dispositive power         dispositive power

Neison Harris            Person 2                  Person 20, 22-24, 54-55

Irving B. Harris         **                        **

William W. Harris                                  3, 22-24, 57

Jack Polsky              **                        **

King W. Harris           4, 38, 40, 41             21, 26-30, 32-36, 37*,
                                                   42-49

Virginia H. Polsky       18

Katherine Harris         21                        26-35, 42-49

Pam F. Szokol                                      36

William J. Friend                                  37

WHI                      **                        **

Jerome Kahn, Jr          **                        **

     * King W. Harris has no power to vote or dispose of 929 shares beneficially owned by Person #37.

    ** William Harris Investors, Inc. (WHI) reports that in its discretion as an investment advisor it has sole dispositive power and shared voting power with respect to shares held by persons #1, 3, 5-18, 22-25, 50-55 and 57-68.

      (c) The following table lists the transactions of Penton Media, Inc. Common shares effected during the preceding 60 days by the persons named in
Item 2 (designated by the number corresponding to such name in Item 2.)





                                   Page 86 of 90

  Date    Person   No. of Shares    Price     Transaction

 4/16/99     1       (110,000)       N/A      Gift to Person #58
 4/16/99    58        110,000        N/A      Gift from Person #1
 4/20/99    58        (85,000)       N/A      Gift to Person #59
 4/20/99    59         85,000        N/A      Gift from Person #58
 4/30/99     7       (173,364)       N/A      Transfer to Person #68
 4/30/99    68        173,364        N/A      Transfer from Person #7
 4/30/99     6       (201,147)       N/A      Transfer to Person #67
 4/30/99    67        201,147        N/A      Transfer from Person #6
 5/07/99     1        (17,876)      $18.58    Sale to underwriters*
 5/07/99     3        (26,547)      $18.58    Sale to underwriters*
 5/07/99     5        (16,775)      $18.58    Sale to underwriters*
 5/07/99     9         (1,924)      $18.58    Sale to underwriters*
 5/07/99    10         (1,731)      $18.58    Sale to underwriters*
 5/07/99    11         (1,966)      $18.58    Sale to underwriters*
 5/07/99    12         (1,530)      $18.58    Sale to underwriters*
 5/07/99    14         (1,334)      $18.58    Sale to underwriters*
 5/07/99    15         (1,415)      $18.58    Sale to underwriters*
 5/07/99    16         (1,395)      $18.58    Sale to underwriters*
 5/07/99    20        (53,000)      $18.58    Sale to underwriters*
 5/07/99    21        (53,000)      $18.58    Sale to underwriters*
 5/07/99    22         (1,167)      $18.58    Sale to underwriters*
 5/07/99    23         (1,167)      $18.58    Sale to underwriters*
 5/07/99    24         (1,167)      $18.58    Sale to underwriters*
 5/07/99    25         (1,267)      $18.58    Sale to underwriters*
 5/07/99    50         (3,947)      $18.58    Sale to underwriters*
 5/07/99    51         (2,437)      $18.58    Sale to underwriters*
 5/07/99    52         (4,725)      $18.58    Sale to underwriters*
 5/07/99    53         (5,173)      $18.58    Sale to underwriters*
 5/07/99    55           (234)      $18.58    Sale to underwriters*
 5/07/99    57             (3)      $18.58    Sale to underwriters*
 5/07/99    59         (7,802)      $18.58    Sale to underwriters*
 5/07/99    67        (22,890)      $18.58    Sale to underwriters*
 5/07/99    68        (19,528)      $18.58    Sale to underwriters*
 5/13/99     1        (21,522)      $18.58    Sale to underwriters*
 5/13/99     3        (85,930)      $18.58    Sale to underwriters*
 5/13/99     5         (6,286)      $18.58    Sale to underwriters*
 5/13/99     8        (54,803)      $18.58    Sale to underwriters*
 5/13/99     9         (5,681)      $18.58    Sale to underwriters*
 5/13/99    10         (2,728)      $18.58    Sale to underwriters*
 5/13/99    11           (714)      $18.58    Sale to underwriters*
 5/13/99    12         (3,862)      $18.58    Sale to underwriters*
 5/13/99    14         (1,685)      $18.58    Sale to underwriters*
 5/13/99    15         (3,341)      $18.58    Sale to underwriters*
 5/13/99    16         (3,251)      $18.58    Sale to underwriters*
 5/13/99    20        (98,908)      $18.58    Sale to underwriters*
 5/13/99    21       (111,213)      $18.58    Sale to underwriters*
 5/13/99    22         (3,779)      $18.58    Sale to underwriters*
 5/13/99    23         (3,779)      $18.58    Sale to underwriters*
 5/13/99    24         (3,779)      $18.58    Sale to underwriters*
 5/13/99    25         (1,702)      $18.58    Sale to underwriters*
 5/13/99    26        (10,626)      $18.58    Sale to underwriters*

                                   Page 87 of 90
  Date    Person   No. of Shares    Price     Transaction

 5/13/99    27         (2,967)      $18.58    Sale to underwriters*
 5/13/99    28         (2,967)      $18.58    Sale to underwriters*
 5/13/99    29         (2,968)      $18.58    Sale to underwriters*
 5/13/99    30         (2,968)      $18.58    Sale to underwriters*
 5/13/99    32         (6,266)      $18.58    Sale to underwriters*
 5/13/99    33         (6,266)      $18.58    Sale to underwriters*
 5/13/99    34         (6,266)      $18.58    Sale to underwriters*
 5/13/99    35         (6,266)      $18.58    Sale to underwriters*
 5/13/99    36        (24,539)      $18.58    Sale to underwriters*
 5/13/99    39         (7,849)      $18.58    Sale to underwriters*
 5/13/99    40         (2,851)      $18.58    Sale to underwriters*
 5/13/99    41         (2,755)      $18.58    Sale to underwriters*
 5/13/99    43        (10,085)      $18.58    Sale to underwriters*
 5/13/99    45        (12,740)      $18.58    Sale to underwriters*
 5/13/99    46         (3,845)      $18.58    Sale to underwriters*
 5/13/99    47         (3,845)      $18.58    Sale to underwriters*
 5/13/99    48         (5,445)      $18.58    Sale to underwriters*
 5/13/99    49         (5,445)      $18.58    Sale to underwriters*
 5/13/99    50         (8,203)      $18.58    Sale to underwriters*
 5/13/99    51         (3,159)      $18.58    Sale to underwriters*
 5/13/99    52        (15,293)      $18.58    Sale to underwriters*
 5/13/99    53        (16,743)      $18.58    Sale to underwriters*
 5/13/99    55           (757)      $18.58    Sale to underwriters*
 5/13/99    59        (61,593)      $18.58    Sale to underwriters*
 5/13/99    67        (79,903)      $18.58    Sale to underwriters*
 5/13/99    68        (69,427)      $18.58    Sale to underwriters*

     * Sale to underwriters subject to the terms and conditions of the Underwriting Agreement included in the Registration Statement on Form S-3 filed by Penton dated May 7, 1999. The price reflects an underwriting discount of 4.7%.

      (d) To the knowledge of the persons named in Item 2, no other persons, except beneficiaries of certain of such entities, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares owned by such persons.

     (e) Not applicable.


Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

          The persons named above have no contracts, arrangements, understandings or relationships (legal or otherwise) with any person not named herein with respect to any securities of the issuer, including but not limited to transfer or voting of any of the securities, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profit or loss, or the giving or withholding of proxies, except for options for 8,000 shares granted to Mr. King Harris, Mr. William J. Friend and Ms. Joan W. Harris as Directors of Penton pursuant to its Director Option Plan.

                                   Page 88 of 90
Item 7.   Material to be Filed as Exhibits

Exhibits:     Number   Description

               24.1 Joint Filing Agreement and Power of Attorney dated August 10, 1998 (incorporated by reference to
                       Exhibit 24.1 of Schedule 13D dated August 11, 1998).

               24.2 Joint Filing Agreement and Power of Attorney dated August 11, 1998 (incorporated by reference to
                       Exhibit 24.2 of Schedule 13D dated August 11, 1998).

               24.3 Joint Filing Agreement and Power of Attorney dated May 19, 1999.



                                       * * * * *



          The inclusion of information in this statement shall not be construed as an admission that the persons named in Item 2 are beneficial owners of any shares other than those shares as to which each is described in Item 5 as the direct owner.



Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  May 24, 1999



/s/   Edward J. Schwartz
Edward J. Schwartz as authorized representative for each of the persons named in Item 2.













                                   Page 89 of 90